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                      KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS (LOSS) PER SHARE COMPUTATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNT)


                                For the Three Months   For the Nine Months
                                 Ended September 30,   Ended September 30,
                                --------------------   ------------------
                                    2002      2001       2002      2001
                                    ----      ----       ----      ----
Basic:
  Net earnings (loss)             $  5,572  $  8,526   $(39,453) $  4,772
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,446    22,429     22,394    22,372
                                   =======   =======    =======   =======
Net earnings (loss) per share
  - basic                         $    .25  $    .38   $  (1.76) $    .21
                                   =======   =======    =======   =======

Diluted:
  Net earnings (loss)             $  5,572  $  8,526   $(39,453) $  4,772
  Elimination of interest expense
    on 6% subordinated convertible
    debentures (net after taxes)       230       278        689       814
                                   -------   -------    -------   -------
  Net earnings (loss)(as adjusted)$  5,802  $  8,804   $(38,764) $  5,586
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,446    22,429     22,394    22,372

  Weighted average shares issuable
    on conversion of 6%
    subordinated convertible
    debentures                         994     1,065      1,014     1,084

  Weighted average shares issuable
    on exercise of diluted stock
    options                             81       176        172       230
                                   -------   -------    -------   -------

    Total                           23,521    23,670     23,580    23,686
                                   =======   =======    =======   =======

Net earnings (loss) per share
  - diluted*                      $    .25  $    .37   $  (1.76) $    .21
                                  ========  ========   ========  ========

*The calculated diluted per share amounts for the nine months ended
September 30, 2002 and 2001 are anti-dilutive, therefore, amounts shown are equal of the basic per share calculation.

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